EXHIBIT 99.1

Greenhouse Solutions Inc. Announces National Roll-Out of Their First Commercial Product

Greenwood Village, CO - October 31, 2016 - Greenhouse Solutions, Inc. (OTC PINK: GRSU),("GH Solutions") a company focused on creating and offering nutritional products with hemp supplements, today announced the company's KOIOS Raspberry Wonder with Hemp beverage is now available in stores nationwide for immediate purchase.

"KOIOS Raspberry Wonder is a combination of nature and science," stated John George Michak III, COO of GH Solutions "The beverage industry is going through major shifts right now, with the majority of consumers looking for beverages that are not only organic and use wholesome ingredients, but also have added functionality," he continued. "Consumers are also willing to pay a premium for these new beverages, which allows us to make a very high quality product for this market," Mr. Michak concluded.

The drink will be available for purchase through two of Koios' biggest distributors: Europa and WishingUWell.

Europa is one of the largest distributors of sports nutrition products in the country.  They service over 50,000 retail locations - have 8 distribution centers and over 300 employees.

WishingUWell is one of the top portals on the internet for health and wellness.  They are also one of Amazon's largest and most preferred partners.

"KOIOS Raspberry Wonder is a beautiful combination of functionality and organic ingredients," said Chris Miller, CEO of KOIOS. "We use earth grown nootropics to create a product to stimulate brain function, endurance, focus, clarity and to create all day functionality with no stimulants," Chris continued. "KOIOS Raspberry Wonder uses Hemp because it is one of nature's great super foods. It is balanced with Omega 3's and Omega 6's; and it contains vitamins, minerals, healthy fats and protein. We believe that the addition of Hemp to this formulation may boost immunity, improve brain function and may help reduce cholesterol. KOIOS Raspberry Wonder is an innovative product and is the only nootropic/Hemp Oil infused beverage on the market," Chris concluded.

KOIOS Raspberry Wonder with HEMP from GH Solutions will be available in: Crunchy Grocers, 7-11's regionally (20 locations), Petes Fresh Markets (6 locations), Better Health (14 locations), Golds Gym, Crunch Fitness (over 30 locations), Max Muscles, Nutrition Zones, Nutriton Depot, Tru Fit Gyms, Retro Fitness (over 20 locations), Conoco Phillips Stations, Petes Fresh Markets (6 locations), Sunset Foods (5 locations), Villas Sports, Woodman Markets (5 locations), Tony's Market (6 locations), UCLA, USC, CU, DU, METRO, CSU - bookstores, Club Fitness, Health Shoppe and Mass Nutrition.

GH Solutions expects to issue additional updates in the future.

About GH Solutions (Greenhouse Solutions, Inc.)

GH Solutions is a science-based company focused on offering products to consumers within the burgeoning hemp health products industry. The Company has formulations that offer the benefits of botanicals like hemp seed oil in nutitional products for consumers, and plans future products incorporating a licensed probiotic application, when developed. We are in a joint venture with Koios LLC, which had its own formulaes for nutritional products, and we decided to combine hemp oil into the Koios formulations with new tastes for our Raspberry Wonder drink.  GH Solutions encourages all current and prospective shareholders to visit our website at: www.ghsolutionsinc.com or

Greenhouse's Facebook page at https://m.facebook.com/Greenhousesolutionsinc

About KOIOS

The KOIOS product creators began developing their own nootropic formulas to combat  ADHD and to eliminate harmful stimulants out of their lives. After several years of study, they formulated the initial KOIOS drink formulation. KOIOS encourages people to visit their website to learn more:

http://www.mentaltitan.com

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Greenhouse Solutions' ("the Company's") business plan. The launch of the new product should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov; statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact:

info@ghsolutionsinc.com

Ghsolutionsinc.com

1-877-895-5647

SOURCE: GreenHouse Solutions Inc.